EXHIBIT H


 SECURITIES AND EXCHANGE COMMISSION
 (Release No. 35-_______; 70-8593)

 GENERAL PUBLIC UTILITIES CORPORATION



      General Public Utilities  Corporation ("GPU"), 100 Interpace

 Parkway,  Parsippany, New  Jersey   07054,  a registered  holding

 company  ("GPU"),  has  filed a  post-effective  amendment  under

 Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rules 45, 52,

 53 and 54 thereunder.



      By  Order  dated  July  6,  1995  (HCAR  No. 35-26326)  (the

 "Order"), the Commission authorized GPU to acquire the securities of  subsidiary  companies  (each, a  "Subsidiary  Company") which would,  in turn, acquire the securities or other interests of one

 or  more  foreign  utility   companies  ("FUCOs")  and/or  exempt

 wholesale  generators  ("EWGs";  together  with   FUCOs,  "Exempt

 Entities").   The  Subsidiary Companies  would not  themselves be

 Exempt  Entities.    The  Order  also  authorized  GPU  to   make

 investments in one or more Subsidiary Companies from time to time through December 31,  1997 in an aggregate  amount of up  to $200 million ("Investment Cap").



      In addition,  the Order  authorized GPU to  make investments directly in Exempt  Entities from time  to time through  December

 31, 1997, subject to the limit of the Investment Cap.





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      Although  at  September  30,  1995,  GPU  had  not  made any investments pursuant  to the  Order, GPU  is actively  pursuing a number  of  FUCO  and  EWG  investment  opportunities  which,  if successful  in whole or in  part, would rapidly  exhaust the $200 million Investment Cap.



      Accordingly, GPU now proposes to increase the Investment Cap

 to $500  million.   GPU believes such  expanded authorization  is

 necessary to  provide GPU  with sufficient flexibility  to pursue investments  in  Exempt  Entities  both domestically  and  inter-

 nationally.



      Investments  in Subsidiary  Companies may  take the  form of cash  capital  contributions;(1)  loans  evidenced  by promissory notes; guarantees by GPU  of the principal of or  interest on any

 promissory   notes  or   other  evidences   of  indebtedness   or

 obligations of any Subsidiary Company, or of GPU's undertaking to contribute equity to a Subsidiary Company; assumption of liabili-

 ties of  a Subsidiary Company; and  reimbursement agreements with banks  entered into  to support  letters of  credit delivered  as security for GPU's equity contribution obligation to a Subsidiary

 Company or  otherwise in  connection with a  Subsidiary Company's project development activities.

 ________________________________________________
 (1) Rules 52(b) and 45(b)(4) would generally exempt from prior Commission authorization under the Act the making by GPU of cash capital contributions to Subsidiary Companies, except in connection with the acquisition by GPU of securities of a new
 Subsidiary Company as provided by Rule 52(d) ("New Sub Contributions"). Accordingly, cash capital contributions by GPU to Subsidiary Companies will be subject to the limit of the Investment Cap only to the extent they constitute New Sub

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 Contributions.    In  addition,  open  account  advances  without
 interest by GPU to Subsidiary Companies are now exempt from prior Commission authorization under Rule 45(b)(4) and are thus not subject to the limitation of the Investment Cap.




















































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      As  stated  in the  Order,  investments by  GPU  directly in

 Exempt  Entities would  take the  form of  (i) guarantees  of the indebtedness or other obligations of one or more Exempt Entities;

 (ii) assumption of  liabilities of one  or more Exempt  Entities;

 and  (iii)   guarantees  and  letter   of  credit   reimbursement

 agreements in  support  of  equity  contribution  obligations  or otherwise in connection with  project development activities  for one or more Exempt Entities.



      In  all  other  respects,  the authorization  as  heretofore granted by the Commission under the Order would remain unchanged.



      GPU would  obtain  the  funds for  any  direct  or  indirect investment  in  any  Subsidiary  Company or  Exempt  Entity  from available cash  or as the  Commission may otherwise  authorize by separate  order.  GPU is not requesting authority herein to issue any additional securities for the purpose of funding the acquisi-

 tion of any Subsidiary Companies or Exempt Entities.



      Any direct or  indirect investment by GPU  in any Subsidiary

 Companies would be  made only if, at  the time thereof  and after giving effect thereto,  GPU's "aggregate investment,"  determined in accordance  with  Rule 53(a)(1)(i),  in  all FUCOs,  EWGs  and

 Subsidiary Companies  does not exceed 50%  of GPU's "consolidated

 retained  earnings,"  as  defined   in  Rule  53(a)(1)(ii).    In

 addition,  GPU will limit  its direct and  indirect investment in any particular  Subsidiary Company  to an  amount which  does not exceed  that reasonably  required in  connection with  making the

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 underlying  investment in  any  Exempt Entities  with respect  to which  such Subsidiary  Company was  organized or  formed, taking into account development expenditures, working capital needs, and cash reserves required  to be maintained  in accordance with  any related financing agreements.

      GPU submits  that all of  the criteria  of Rules  53 and  54 under  the  Act with  respect  to the  proposed  transactions are satisfied.



      The post-effective amendment and any  amendments thereto are available  for public inspection  through the Commission's Office of Public  Reference.  Interested  persons wishing to  comment or request  a  hearing should  submit  their  views  in  writing  by

 __________,  1995, to  the  Secretary,  Securities  and  Exchange

 Commission,  Washington, D.C.  20549,  and serve  a  copy on  the

 applicant  at  the  addresses  above.     Proof  of  service  (by

 affidavit,  or in  case of  an attorney  at law,  by certificate)

 should be  filed with  the request.   Any request  for a  hearing

 shall  identify specifically the issues  of fact or  law that are

 disputed.   A person  who  so requests  will be  notified of  any

 hearing, if  ordered, and  will receive a  copy of any  notice or order issued in this matter.  After said date, the post-effective amendment, as it may be amended, may be granted.


                                    Jonathan G. Katz
                                    Secretary







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